As filed with the Securities and Exchange Commission on December 14, 2023

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRAHAM HOLDINGS COMPANY
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	53-0182885 (I.R.S. Employer Identification Number)

1300 North 17th Street
Arlington, VA 22209
(Address of principal executive offices) (zip code)

 Savings Plan for Graham Holdings Company
401(k) Savings Plan for GHC Affiliates
Kaplan, Inc. Tax Deferred Savings Plan for Salaried Employees
(Full title of the plans)

Nicole M. Maddrey
Senior Vice President, General Counsel and Secretary
Graham Holdings Company
1300 North 17th Street
Arlington, VA 22209
(Name and address of agent for service)
(703)-345-6300
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Graham Holdings Company (the “Company”) to register (i) 500,000 shares of its Class B Common Stock, par value $1.00 per share of the Company (“Class B Common Stock”), issuable to eligible employees under the Savings Plan for Graham Holdings Company, the 401(k) Savings Plan for GHC Affiliates and the Kaplan, Inc. Tax Deferred Savings Plan for Salaried Employees (each, a “Plan” and collectively, the “Plans”), including any additional shares that may become issuable in connection with any stock split, stock dividend or similar transaction and (ii) pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated in the Registration Statement by reference and made a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 24, 2023;

(b)
The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, filed with the Commission on May 3, 2023, for the quarter ended June 30, 2023, filed with the Commission on August 2, 2023, and for the quarter ended September 30, 2023, filed with the Commission on November 1, 2023;

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on March 23, 2023 and May 5, 2023;

(d)
The description of the Company’s Class B Common Stock contained in the Company’s Registration Statement on Form 8-A filed on January 1, 1990, including any amendments or reports filed for the purposes of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except for such reports and/or documents (or portions thereof) that are only “furnished” to the Commission or that are otherwise not deemed to be filed with the Commission pursuant to such Exchange Act sections, after the date of the Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person serving in such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by Section 102(b)(7) of the DGCL, Paragraph A of Article Ninth of Graham Holdings Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), provides that no director of Graham Holdings Company shall be personally liable to Graham Holdings Company or its stockholders for monetary damages for breach of fiduciary duty by such director for corporate actions as a director to the fullest extent permitted by the DGCL. Paragraph B of the Certificate also provides that Graham Holdings Company shall indemnify its officers and directors to the fullest extent permitted by the DGCL. The Certificate provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of Graham Holdings Company or such director or officer of Graham Holdings Company is or was serving at the request of Graham Holdings Company as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), shall be indemnified by Graham Holdings Company to the fullest extent authorized by the DGCL as then in effect. The Certificate requires Graham Holdings Company to advance expenses to its indemnitees, provided that, if the DGCL so requires, they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification for such expenses.

Graham Holdings Company maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of Graham Holdings Company.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4.1
Restated Certificate of Incorporation of the Company dated November 13, 2003, filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003, and incorporated herein by reference.

4.2
Certificate of Amendment, effective November 29, 2013, to the Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 29, 2013), and incorporated herein by reference

4.3
By-Laws of the Company as amended and restated through November 29, 2013 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed November 29, 2013), and incorporated herein by reference.

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

24.1	Power of Attorney (included in the signature page to the Registration Statement).

107.1	Filing Fee Table (filed herewith).

Pursuant to Item 8(b) of Form S-8, in lieu of an opinion of counsel concerning compliance with the requirements of ERISA and determination letters that the Plans are qualified under Section 401 of the Internal Revenue Code, the Company undertakes that it will submit or has submitted the Plans and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plans.

Item 9. Undertakings

A.	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Company.  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on December 14, 2023.

GRAHAM HOLDINGS COMPANY

By:	/s/ Nicole M. Maddrey
	Name:	Nicole M. Maddrey
	Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy J. O’Shaughnessy, Wallace R. Cooney and Nicole M. Maddrey and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act without the others, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement on Form S-8, and to any registration statement filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto (including this power of attorney), and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Donald E. Graham	Director	November 9, 2023
Donald E. Graham

/s/ Timothy J. O’Shaughnessy	President and Chief Executive Officer (Principal Executive Officer) and Director	November 9, 2023
Timothy J. O’Shaughnessy

/s/ Wallace R. Cooney	Chief Financial Officer (Principal Financial Officer)	November 9, 2023
Wallace R. Cooney

/s/ Marcel A. Snyman	Chief Accounting Officer (Principal Accounting Officer)	November 9, 2023
Marcel A. Snyman

/s/ Tony Allen	Director	November 9, 2023
Tony Allen

/s/ Danielle Conley	Director	November 9, 2023
Danielle Conley

/s/ Christopher C. Davis	Director	November 9, 2023
Christopher C. Davis

/s/ Thomas S. Gayner	Director	November 9, 2023
Thomas S. Gayner

/s/ Anne M. Mulcahy	Chair of the Board of Directors and Director	November 9, 2023
Anne M. Mulcahy

/s/ G. Richard Wagoner, Jr.	Director	November 9, 2023
G. Richard Wagoner, Jr.

/s/ Katharine Weymouth	Director	November 9, 2023
Katharine Weymouth

                             The Plans.  Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plans) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on December 14, 2023.

Savings Plan for Graham Holdings Company

By:	/s/ Wallace R. Cooney
	Name:	Wallace R. Cooney
	Title:	Chief Financial Officer (Principal Financial Officer)

401(k) Savings Plan for GHC Affiliates

By:	/s/ Wallace R. Cooney
	Name:	Wallace R. Cooney
	Title:	Chief Financial Officer (Principal Financial Officer)

Kaplan, Inc. Tax Deferred Savings Plan for Salaried Employees

By:	/s/ Wallace R. Cooney
	Name:	Wallace R. Cooney
	Title:	Chief Financial Officer (Principal Financial Officer)